Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Senseonics Holdings Inc. of our report dated July 10, 2015, except with respect to our opinion on the financial statements insofar as it relates to the effects of the recapitalization described in Note 1 as to which the date is January 13, 2016, relating to the financial statements of Senseonics, Incorporated, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
January 13, 2016